Filed Pursuant to Rule 424(b)(3)

File No.: 333-268185

Prospectus Supplement No. 3 Dated August 1, 2023

(To Prospectus Dated May 4, 2023)

DRAGONFLY ENERGY HOLDINGS CORP.

35,161,573 Shares of Common Stock

12,266,971 Warrants to Purchase Shares of Common Stock

12,266,971 Shares of Common Stock Underlying Warrants

This Prospectus Supplement No. 3 supplements the prospectus of Dragonfly Energy Holdings Corp. (the “Company”, “we”, “us”, or “our”) dated May 4, 2023 (as supplemented to date, the “Prospectus”) with the following information. This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement No. 3. This Prospectus Supplement No. 3 updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement No. 3.

This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 3 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 1, 2023

SELLING SECURITYHOLDERS

As a result of the transfer of an aggregate of 2,026,895 shares of our common stock by Chardan NexTech Investments 2 LLC, which shares of common stock underlying such warrants were originally included in the Prospectus, the information contained in the chart in the section entitled “Selling Securityholders” commencing on page 98 of the Prospectus is hereby supplemented as follows:

The following selling securityholder’s information shall be added to the Selling Securityholders chart, as follows:

	Securities Beneficially Owned Prior to the Offering		Securities Being Offered in the Offering				Securities Beneficially Owned After the Offered Securities are Sold
Name	Shares of Common Stock	Warrants	Shares of Common Stock	%	Warrants	%	Shares of Common Stock	Warrants
Alex Weil (1)	142,479	73,676	142,479	*	—	*	—	73,676
Camilo Rico Restrepo	5,155	7,009	5,155	*	—	*	—	7,009
CAPTrading LLC (2)	177,835	324,173	177,835	*	—	*	—	324,173
Chardan 2021 Vintage LLC (3)	77,614	—	77,614	*	—	*	—	—
Chardan Securities LLC (4)	1,417	—	1,417	*	—	*	—	—
Connor Breisacher	3,060	1,752	3,060	*	—	*	—	1,752
David Lederman (5)	5,670	—	5,670	*	—	*	—	—
Emily Levine (6)	25,002	26,284	25,002	*	—	*	—	26,284
George Kaufman (7)	216,470	138,061	216,470	*	—	*	—	138,061
Gbolahan Amusa (8)	71,239	36,838	71,239	*	—	*	—	36,838
Guy Barudin (9)	5,671	—	5,671	*	—	*	—	—
Harrison Garfinkle	9,022	12,266	9,002	*	—	*	—	12,266
Headwaters Capital LLC (10)	12,887	17,522	12,887	*	—	*	—	17,522
Perry Boyle (11)	42,887	17,522	12,887	*	—	*	30,000	—
Illya E. Gnedy (12)	7,410	5,257	7,410	*	—	*	—	5,257
James O’Day (13)	5,670	—	5,670	*	—	*	—	—
John Klipchirchir Bitok (14)	1,772	—	1,772	*	—	*	—	—
John Zuschnitt (15)	5,864	7,009	5,864	*	—	*	—	7,009
Jonas Grossman (16)	603,735	423,472	603,735	*	—	*	—	423,472
Jonathan Biele	22,000	17,522	12,887	*	—	*	9,113	17,522
Matthew T. Mroznski (17)	14,248	7,368	14,248	*	—	*	—	7,368
Maxwell Pierce Hewes (18)	1,772	—	1,772	*	—	*	—	—
Michael Marrus (19)	7,153	8,761	7,153	*	—	*	—	8,761
Murat Omur (20)	12,114	8,761	12,114	*	—	*	—	8,761
Omar Khalil (21)	11,276	10,514	11,276	*	—	*	—	10,514
Richard Korhammer (22)	5,670	—	5,670	*	—	*	—	—
Ronald Glickman (23)	5,670	—	5,670	*	—	*	—	—
Scott Blakeman (24)	99,735	51,573	99,735	*	—	*	—	51,573
Sean McGann (25)	31,446	35,045	31,446	*	—	*	—	35,045
Shai Gerson (26)	119,212	110,023	119,212	*	—	*	—	110,023
Steven Urbach (27)	311,309	160,978	311,309	*	—	*	—	160,978
Yingjie Weng (28)	3,544	—	3,544	*	—	*	—	—

* Each of the above securityholders owns less than 1% of our total outstanding shares as of the date of this Prospectus Supplement No. 3.

1.	Mr. Weil previously served as the Chief Financial Officer and a director of CNTQ from August 2022 until he resigned in connection with the Business Combination effective as of October 7, 2022, the closing date of the Business Combination. Mr. Weil is a Managing Director and Co-Head of FinTech Investment Banking at CCM. CCM, an affiliate of the Sponsor, is a registered broker-dealer and a member organization of FINRA.
2.	Kerry Propper, the Co-Founder and Executive Chairman of CCM, is the manager of CAPTrading LLC. Due to Mr. Propper’s ownership of CAPTrading LLC, he may be deemed to have sole voting and dispositive control over the shares of our common stock held by CAPTrading LLC. As a result, Mr. Propper may be deemed to beneficially own the shares of our common stock held by CAPTrading LLC. Mr. Propper previously served as the Chairman and a member of the Board of Directors of CNTQ.
3.	Steven Urbach is the managing member of Chardan 2021 Vintage LLC. As such, Mr. Urbach may be deemed to have beneficial ownership of the common stock held directly by Chardan 2021 Vintage LLC. Mr. Urbach disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Urbach is a Co-Founder and the CEO of CCM. Certain other employees of CCM or its affiliates have direct or indirect membership interests in Chardan 2021 Vintage LLC, and thus have pecuniary interests in certain of the reported shares. The business address of Chardan 2021 Vintage LLC and Mr. Urbach is 17 State Street, 21st Floor, New York, NY 10004.
4.	Kerry Propper, Steven Urbach and Jonas Grossman are managing members of Chardan Securities LLC. As such, each of them may be deemed to have beneficial ownership of the common stock held directly by Chardan Securities LLC. Each of them disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest each may have therein, directly or indirectly. Chardan Securities LLC has beneficial ownership of any shares held by CCM.
5.	Mr. Lederman is an employee of CCM.
6.	Ms. Levine is an employee of CCM
7.	Mr. Kaufman is a partner and Head of Investment Banking at CCM.
8.	Mr. Amusa is a partner and Chief Scientific Officer of CCM.
9.	Mr. Barudin is an employee of CCM.
10.	Todd Thompson is a managing member of Headwaters Capital LLC. As such, Mr. Thompson may be deemed to have beneficial ownership interest of Headwaters Capital LLC. Mr. Thompson disclaims any beneficial ownership interest of Headwaters Capital LLC other than to the extent at any pecuniary interest he may have therein, directly or indirectly. Mr. Thompson previously served as a Director of CNTQ.
11.	Mr. Boyle is a current director of the Company. Mr. Boyle previously served as a director of CNTQ from August 2021 until the consummation of the Business Combination.
12.	Mr. Gnedy is an employee of CCM.
13.	Mr. O’Day is an employee of CCM.
14.	Mr. Bitok is an employee of CCM.
15.	Mr. Zuschnitt is an employee of CCM.
16.	Mr. Grossman served as the Chief Executive Officer, President, Secretary, Treasurer and Director of CNTQ from August 2022 until he resigned in connection with the Business Combination effective as of October 7, 2022, the closing date of the Business Combination. He currently is a managing member of the Sponsor and is the President of CCM.
17.	Mr. Mrozinski is an employee of CCM.
18.	Mr. Hewes is an employee of CCM.
19.	Mr. Marrus is an employee of CCM.
20.	Mr. Omur is an employee of CCM.
21.	Mr. Khalil is an employee of CCM.
22.	Mr. Korhammer is an employee of CCM.
23.	Mr. Glickman is an employee of CCM.
24.	Mr. Blakeman is a partner and Head of Trading at CCM.
25.	Mr. McGann is an employee of CCM.
26.	Mr. Gerson is a partner and Head of Equity Capital Markets at CCM.
27.	Mr. Urbach is the Chief Executive Officer of CCM.
28.	Ms. Weng is an employee of CCM.